 Exhibit (n)

 Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 27, 2022, with respect to the consolidated financial statements of NB Crossroads Private Markets Access Fund LLC, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
July 29, 2022